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                                                                     EXHIBIT 6.1

THIS AGREEMENT is made on 24 NOVEMBER 1997

BETWEEN:

(1) HONG KONG FUTURES EXCHANGE LIMITED whose registered office is situated at 605-8 Asia Pacific Finance Tower, Citibank Plaza, 3 Garden Road, Hong Kong ("HKFE"); and

(2) FINANCIAL TELECOM LIMITED whose registered office is situated at Room 1205, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong ("THE VENDOR")



WHEREAS:

(A) HKFE has available a high speed real time composite signal ( "THE COMPOSITE SIGNAL") providing information in respect of contract prices traded on the exchange operated by HKFE ("THE EXCHANGE").

(B) The Vendor wishes to receive the composite signal directly (or indirectly through another information vendor) from HKFE for the purpose of using, processing, or disseminating the information contained in the composite signal through the Vendor's own or any other information systems for reception by the persons who subscribe for such information through the Vendor ("THE VENDOR'S SUBSCRIBERS").


IT IS AGREED AS FOLLOWS:-

1.       TERM OF THE AGREEMENT

This Agreement shall take effect upon the date specified in the First Schedule as the effective date ("THE EFFECTIVE DATE") and shall (subject to prior termination by operation of law or in accordance with clause 9) continue until terminated:


         (1) by HKFE upon not less than 30 days written notice to the Vendor in the event that HKFE's right to receive the composite signal is terminated (or notice to terminate such right has been given to HKFE);

         (2) by either party upon not less than six months written notice to the other to expire on the last day of a calendar month; or

         (3)      by the Vendor pursuant to clause 3.2 or 3.3.

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2.       THE COMPOSITE SIGNAL

2.1 HKFE will throughout the term of this Agreement, subject to clause 2.4, make the composite signal available to the Vendor during the normal trading hours of the Exchange on a non exclusive basis for the sole purpose of entitling the Vendor to use, process or disseminate the information contained therein through the Vendor's own or any other information systems for reception by the Vendor's subscribers. The Vendor has the right to receive the composite signal on the terms set oat in this Agreement.

2.2 The composite signal will have the specifications which are set out in the Second Schedule, which specifications HKFE may change on not less than 30 days notice to the Vendor save that HKFE may make such change on less than 30 days notice with the agreement of the Vendor, which agreement the Vendor shall not unreasonably withhold. Where modification of the Vendor's equipment is necessary to accommodate a change to the specifications, the Vendor shall effect that modification within the notice period.

2.3 HKFE reserves the right to, without notice, withdraw from the composite signal the contract prices of any contract that ceases trading. In addition, HKFE may upon reasonable notice and after consultation with the Vendor, withdraw either temporarily or permanently the contract prices of any contract if, in HKFE's reasonable opinion, the trading of that contract is being carried on at such a reduced rate that making the relevant contract prices available in the composite signal is no longer justified. Subject to the foregoing, and subject to clause 2.4 the content of the composite signal will remain substantially the same throughout the term of this Agreement.

2.4 HKFE shall not be liable for any failure to make the composite signal, or any part thereof, available to the Vendor if such failure arises out of causes beyond its control. Such causes include, but are not limited to, computer malfunction, interruption of telecommunications facilities and unavailability of energy supplies. The occurrence of any event contemplated herein shall not affect the Vendor's obligations under clause 3.

2.5 The Vendor may not sub-licence or otherwise assign the right to use, process or disseminate the information contained in the composite signal or otherwise make the composite signal available to any third party save that the Vendor may sub-licence such right to its subsidiaries, to its holding company, to another subsidiary of its holding company and, subject to clause 2.7, to other third parties approved in writing by HKFE. For the purposes of this clause 2.5, the terms "holding company" and "subsidiary" have the meaning they have in the Companies Ordinance (Cap. 32 of the Laws of Hong Kong).

2.6 The use, processing and dissemination by the Vendor of any additional information contained in the composite signal relating to information other than contract prices traded on the Exchange shall be subject to the Vendor obtaining a licence to do so from HKFE or other relevant party providing the additional information and to any other restrictions which may from time to time be notified in writing by HKFE to the Vendor.

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2.7      Notwithstanding clause 2.1, the Vendor may make the composite signal available to a third party other than one of the Vendor's subscribers or for a purpose other than the Vendor's or the Vendor's subscribers own use, provided that:

         (1) the Vendor has notified HKFE that the third party wishes to have the composite signal made available to that third party; and

         (2) the third party has entered into an agreement directly with HKFE on substantially the same terms and conditions as this Agreement.

3.       FEES

3.1 Subject to any discounts which HKFE may from time to time determine, the Vendor shall pay to HKFE the fees set out in the Third Schedule, as revised from time to time in accordance with this clause 3 (together "THE FEES").

3.2 If HKFE wishes to include in the composite signal information in respect of contracts traded on the Exchange in addition to those set out in the Fourth Schedule it shall give notice to the Vendor specifying:

         (1) the date on which such revised composite signal will be available;

         (2)      the additional contracts to be made available; and

         (3) the increased Fees (if any) to be payable in respect of the revised composite signal.

         HKFE shall give to the Vendor not less than 60 days notice of any increase in the Fees payable in respect of the revised composite signal. Upon receipt of such a notice from HKFE the Vendor may elect, by notice in writing to HKFE (which notice must be received before the day on which the revised composite signal becomes available) to terminate this Agreement with effect from the day on which the revised composite signal becomes available. If the Vendor does not so notify the HKFE the Vendor shall be deemed to have agreed to accept the revised composite signal at the Fees specified in HKFE's notice.

3.3 The Fees may be reviewed by HKFE at intervals of not less than six months. HKFE shall give to the Vendor , not less than 60 days notice before any revised Fees shall take effect. Such revised Fees shall take effect on the date specified in the notice given by HKFE. Upon receipt of such a notice from HKFE the Vendor may elect, by notice in writing to HKFE (which notice must be received by HKFE before the day on which such revised fees shall take effect) to terminate this Agreement with effect from the last day of the calendar month preceding the calendar month in which the revised Fees are to take effect. If the Vendor does not so notify the HKFE, the Vendor shall be deemed to have agreed to the revised Fees specified in HKFE's notice.

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3.4      The Vendor shall be responsible for the payment of all costs and expenses of installing, maintaining and operating its telephone lines and other equipment used by the Vendor and necessary in order to enable the Vendor to take the composite signal from HKFE's distribution unit and the Vendor shall indemnify and keep indemnified HKFE upon demand against all such costs and expenses.

3.5 The Vendor shall pay all Fees accrued during each calendar month by no later than the last day of the next calendar month and each payment shall be accompanied by a statement detailing:

         (1) the amount paid in respect of the Standard Fee (as defined in the Third Schedule);

         (2) the amount paid in respect of the Back up line Fee (as defined in the Third Schedule);

         (3) the number of subscriptions by interactive workstations and (where applicable) the number of pagers;

         (4) the name of the Vendor's subscribers and the number of declared subscriptions specified in any declaration by the Vendor's subscribers under paragraph 3 of the Third Schedule; and

         (5) the amount paid in respect of the Subscription Fee (as defined in the Third Schedule),

                  provided that if that last day is not a business day (being a day on which banks in Hong Kong are open for business), then the business day immediately preceding it.

4.       WARRANTIES, INDEMNITIES AND INFORMATION

4.1 While HKFE will take all reasonable care in respect of the composite signal, it gives the Vendor no covenants, representations or warranties of any kind whatsoever (whether express or implied, statutory or otherwise) relating thereto and accordingly accepts no responsibility of any kind whatsoever (save in respect of its own wilful default) for any claim, demand, damages, liabilities, losses and expenses suffered by the Vendor by reason directly or indirectly of the supply of the composite signal to the Vendor.

4.2 HKFE gives the Vendor no covenants, representations or warranties of any kind whatsoever (whether express or implied, statutory or otherwise) relating to the content of the composite signal or its accuracy in respect of the contract prices traded on the Exchange and accordingly accepts no responsibility of any kind whatsoever (save in respect of its own wilful default) for any claim, demand, damages, liabilities, losses and expenses suffered by the Vendor by reason of any errors or inaccuracies in the composite signal.

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4.3      The Vendor shall indemnify and keep indemnified HKFE upon demand from all claims, demands, damages, liabilities, losses and expenses of HKFE suffered directly or indirectly (save in respect of wilful default of HKFE and save in respect of normal trading losses and expenses of HKFE which are not incurred as a result of any default by the Vendor) by reason of the use of the composite signal by the Vendor or the supply of the composite signal to, or the use of the composite signal by, the Vendor's subscribers.

4.4 The Vendor warrants to HKFE that all equipment used by the Vendor for the purpose of utilising the composite signal made available by HKFE is, and will at all times during the continuance of this Agreement be, compatible with the equipment used by HKFE. The Vendor agrees to indemnify and to keep indemnified HKFE upon demand against all costs, damages, or expenses incurred by HKFE and arising from the incompatibility of the Vendor's equipment except where such incompatibility is due to an alteration in the composite signal by HKFE and the Vendor has been unable to modify its equipment within the time limit provided in clause 2.2 and such inability has been notified in writing to HKFE.

4.5 The Vendor will, forthwith upon a request in writing by HKFE, provide to HKFE such information within the Vendor's possession or under its control as HKFE shall reasonably require as to the use made by the Vendor of the composite signal. HKFE shall keep such information confidential and shall not disclose the same except to the extent that HKFE is required to do so by law or other regulatory authority or is necessary in connection with legal proceedings.


5.       VERIFICATION OF FEE PAYMENT

5.1 Upon receipt of reasonable notice from HKFE, the Vendor shall grant HKFE and its auditors access during normal business hours to the Vendor's accounting records which are relevant to the calculation and payment of the Fees to review those records for the purposes of determining whether the statements provided by the Vendor to HKFE pursuant to clause 3.5 are complete and accurate and whether all Fees have been paid by the Vendor.

5.2 If HKFE considers (in its absolute discretion) that there is an error in any statements provided by the Vendor pursuant to clause 3.5 the Vendor must immediately pay to HKFE any Fees which have not been paid (together with interest calculated under clause 7) and, if required by HKFE, must indemnify HKFE for the costs and expenses incurred by HKFE and its auditors in connection with the relevant audit.

5.3 HKFE shall, and shall procure that its auditors shall, conduct any review under this clause 5 in a manner which does not unreasonably disrupt the Vendor's ordinary business operations and have regard to the Vendor's reasonable security and confidentiality requirements.

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6.       COPYRIGHT

         This Agreement shall not constitute an assignment of any copyright in the composite signal but a licence granted by HKFE to the Vendor to use, process and disseminate the information contained in the composite signal in accordance with this Agreement.

7.       LATE PAYMENT

         If any payment due from the Vendor under this Agreement is not paid to HKFE when due, the Vendor shall pay (both before and after judgment) interest on all such overdue amounts from the date on which the same became due until the date of payment thereof in full at the rate of 4% over the prime rate from time to time of the Hong Kong and Shanghai Banking Corporation Limited.

8.       AGREEMENT PERSONAL TO THE VENDOR

8.1 This Agreement is personal to the Vendor who, subject to clause 2.5, shall not without the previous written consent of HKFE assign, transfer, sub-contract, delegate, mortgage, charge or otherwise dispose of or purport to assign, transfer, sub-contract, delegate, mortgage charge or otherwise dispose of this Agreement or its rights hereunder. If the Vendor grants a sub-licence under clause 2.5, the Vendor shall continue to be responsible to HKFE for compliance with the terms of this Agreement by any such sub-licensee.

8.2 Where the Vendor is a body corporate, the Vendor shall notify HKFE in writing of any material change in control of the Vendor.

9.       TERMINATION

9.1 Either party may terminate this Agreement by giving notice in writing to the other if the other party:

         (a) commits any material breach of its obligations under this Agreement and (if the breach is capable of remedy) fails to remedy the breach to the reasonable satisfaction of the non offending party within 30 days of receipt of notice in writing served on it by the non offending party requiring it to make good the breach; or

         (b) goes into liquidation (except a bona fide voluntary liquidation for the purpose of reconstruction or amalgamation) or becomes unable to pay its debts, or commits an act of bankruptcy or if a receiver is appointed of any of its assets or if there are any similar proceedings arising from the other party's inability to meet its financial obligations issued in its jurisdiction of incorporation.

9.2 Any termination of this Agreement under this clause 9 or clause 1 shall be without prejudice to the accrued rights of either party under this Agreement.

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10.      NOTICES

         Any notice given by one party to this Agreement to the other shall be in writing and made by facsimile or letter addressed to the other party at the address set out above (or such other address as may be notified by either party to the other party from time to time). Any notice given by letter shall (whether or not actually received) be deemed to have been received in the case of delivery by hand, when delivered, or in the case of delivery by post, upon the expiry of 48 hours after the time of post addressed to the recipient at the address set out above or such other address as may from time to time be notified by the parties as their principal place of business for the time being. Any notice given by either party to the other by facsimile shall be deemed to have been given upon actual receipt.

11.      WAIVER

         Any waiver by one party to this Agreement of any breach by the other party of any provision of this Agreement shall not have effect unless such waiver is in writing and signed by an authorised representative of the party waiving the breach and any such waiver shall be without prejudice to that party's rights with respect to future breaches.

12.      VARIATIONS

         No variations or modification of any of the terms of this Agreement shall be valid unless in writing and signed by or on behalf of the parties.

13.      FORCE MAJEURE

         "FORCE MAJEURE" means, in relation to either party, any circumstances beyond the reasonable control of that party including, without limitation, any act of God, act or regulation of any governmental or supra national authority, war or national emergency, accident, epidemic, fire, riot, strike, lock out, or other form of industrial action.

         Neither of the parties to this Agreement shall have any liability whatsoever or be in default for any delays or failures in performance under this Agreement resulting from any occurrence of an event of Force Majeure provided that this shall not apply to relieve the Vendor of any payment obligation where the occurrence or event consists of non payment or late payment by a Vendor's subscriber or otherwise consists of or results in a shortage of funds. The occurrence or existence of any event of Force Majeure shall be immediately notified by the party affected thereby to the other. The affected party shall use all reasonable endeavours to remedy as quickly as possible the effect of any event of Force Majeure.

14.      ENTIRE AGREEMENT AND SEVERANCE

14.1 This Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect to the subject matter and without limiting the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

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14.2     Each party confirms that, except as provided in this Agreement and without prejudice to any liability for fraudulent misrepresentation, no party has relied on any representation or warranty or undertaking which is not contained in the Agreement or which was made by any other party who is not a party to this Agreement and no party shall have any remedy in respect of misrepresentation or untrue statement made by any other party unless and to the extent that a claim lies under this Agreement.

14.3 In the event that any provision of this Agreement shall be void or unenforceable by reason of any provision of applicable law, it shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect and if necessary, be so amended as shall be necessary to give effect to the spirit of this Agreement so far as possible.

15.      GOVERNING LAW AND JURISDICTION

15.1 This Agreement shall be governed by, and construed in accordance with Hong Kong law.

15.2 Each party irrevocably agrees for the benefit of the HKFE that the Courts of Hong Kong shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

15.3 Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

15.4 The submission to the jurisdiction of the Courts of Hong Kong shall not (and shall not be construed so as to) limit the right of the HKFE to bring legal proceedings in any other court of competent jurisdiction including without limitation the courts having jurisdiction by reason of the Vendor's domicile. Legal proceedings by HKFE in any one or more jurisdictions shall not preclude legal proceedings by it in any other jurisdiction, whether by way of substantive action, ancillary relief, enforcement or otherwise.

16.      HEADINGS

         The headings of the clauses of this Agreement being for convenience only shall not affect the construction of this Agreement.

EXECUTED as an agreement.




SIGNED BY  Ivers Whitman Riley              )
                                            )
for and on behalf of                        )
                                            )
HONG KONG FUTURES EXCHANGE LIMITED          )
                                            )
in the presence of:-  Lourdes Yau           )


                                            )
                                            )
SIGNED BY  Alex Pang, Stephen Tang          )
                                            )
for and on behalf of                        )
                                            )
FINANCIAL TELECOM LIMITED                   )
                                            )
in the presence of:-  Regina Tang           )

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                               THE FIRST SCHEDULE



                                 EFFECTIVE DATE



                      The Effective Date is January 1, 1998



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                               THE SECOND SCHEDULE



                     SPECIFICATIONS OF THE COMPOSITE SIGNAL



                                (AS PER ATTACHED)



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                               THE THIRD SCHEDULE



                                      FEES


1.       FEES

For the purposes of, and subject to, this Agreement, the following Fees apply:


         (1) A fee of HK$11,500 per month for receipt of the composite signal relating to the contracts set out in the Fourth Schedule ("STANDARD FEE"); and

         (2) A fee of HK$3,000 per month for stand by back up facilities ("BACK UP LINE FEE"); and

         (3)      A fee of:

                  (a) HK$25 and HK$5 per month for every interactive workstation and pager respectively which receives the composite signal pursuant to this Agreement or pursuant to any subscription arrangements between the Vendor and its subscribers at least 7 times per Exchange trading day;

                  (b) HK$5,000 per month if the Vendor broadcasts the composite signal to its subscribers through interactive workstations on a half an hour or more delay basis; and

                  (c) such other amount determined by HKFE in respect of information disseminated by the Vendor to its subscribers other than through interactive workstations or pagers,

                           (together the "SUBSCRIPTION FEE").

2.       NEW SUBSCRIPTIONS

The Vendor must choose one of the following methods to calculate the Subscription Fees payable in respect of a new subscription by the Vendor's subscribers and must apply the chosen method consistently for all new subscriptions, unless the Vendor obtains the consent of HKFE to use the other method:

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METHOD A



If:-

(1) a subscription is made on or before the 15th day of a calendar month, the Vendor shall pay to HKFE one half of the Subscription Fee in respect of that month; and

(2) a subscription is made after the 15th day of a calendar month, the Vendor shall not be obliged to pay any Subscription Fee for that month.

METHOD B
--------

For the month in which a new subscription is made, the Subscription Fee payable in respect of that subscription will be reduced proportionally according to the number of days remaining in that month.

3.       SUBSCRIBER'S DECLARATION

Where the Vendor collects a fee from its subscribers based on the number of subscriptions declared by its subscribers then, subject to obtaining the prior written approval of HKFE, the Subscription Fee shall be calculated based on the number of subscriptions specified in the declarations.

4.       VOLUME DISCOUNTS

The Vendor will receive the following discount on the Subscription Fee (excluding the fee specified in paragraph 1(3)(b) of this Schedule) based on the number of interactive workstations and pagers:


         NUMBER OF WORKSTATIONS/PAGERS                DISCOUNT RATE
         -----------------------------                -------------

         Up to and including 30                       Full Subscription Fee

         31-60 (inclusive)                            10% discount

         61-90 (inclusive)                            15% discount

         more than 90                                 20% discount


5.       PROMOTIONS

HKFE may (by giving notice in writing to the Vendor) waive the Subscription Fee in connection with any promotion of a particular HKFE product.

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6.       SUBSIDIARIES

If the information contained in the composite signal is disseminated by the Vendor directly to a subsidiary of the Vendor, to the holding company of the Vendor or to another subsidiary of that holding company, the Standard Fee and the Back up line Fee will be waived in respect of that subsidiary's or that holding company's subscription.





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                               THE FOURTH SCHEDULE



                                    CONTRACTS



                             Hang Seng Index Futures



                             Hang Seng Index Options



                 Hang Seng Commerce & Industry Sub-Index Futures



                       Hang Seng Finance Sub-Index Futures



                     Hang Seng Properties Sub-Index Futures



                      Hang Seng Utilities Sub-Index Futures



              Hang Seng China-Affiliated Corporations Index Futures



              Hang Seng China-Affiliated Corporations Index Options



                                  Stock Futures



                                  Rolling Forex



                3-Month Hong Kong Inter-Bank Offered Rate Futures



                                  Gold Futures




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